Attachment to Form 12b-25 for Drewrys Brewing Company for the year ended December 31, 2013.

It is anticipated that the net loss for the year ended December 31, 2013 will be approximately $396,904, as compared to a net loss for the year ended December 31, 2012 of $19,253.